EXHIBIT 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Schedule 13D (including any and all amendments thereto) with respect to the Common Shares and ADSs of Mechel OAO, and further agree that this Agreement shall be included as an Exhibit to such joint filings.
     The undersigned further agree that each party hereto is responsible for timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.
     In evidence thereof the undersigned, being duly authorized, hereby execute this agreement on December 30, 2011.

IGOR V. ZYUZIN

/s/ Igor V. Zyuzin

CALRIDGE LIMITED

By: /s/ Stella Raouna

Name: Stella Raouna
Title: Director

BELLASIS HOLDINGS LIMITED

By: /s/ Stella Raouna

Name: Stella Raouna
Title: Director

ARMOLINK LIMITED

By: /s/ Soterakis Koupepides

Name: Soterakis Koupepides
Title: Director

METHOL OOO

By: /s/ Tatyana Ifutina

Name: Tatyana Ifutina
Title: General Director

ACTIONDEAL LIMITED

By: /s/ Menikos Yiannakou

Name: Menikos Yiannakou
Title: Director

CYBERWOOD LIMITED

By: /s/ Menikos Yiannakou

Name: Menikos Yiannakou
Title: Director

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